Exhibit 5.1
                           REED SMITH SHAW & MCCLAY LLP


Writer's Direct Numbers:         435 Sixth Avenue
Phone 412-288-3310     Pittsburgh, Pennsylvania  15219-1886
Fax 412-288-3063                Phone: 412-288-3131
nwwinter@rssm.com               Fax:   412-288-3063





                                                March 26, 1998




Keystone Financial, Inc.
One Keystone Plaza
North Front and Market Streets
P.O. Box 3660
Harrisburg, PA  17105-3660

      Re:   Registration Statement on Form S-8 for the
            Financial Trust Corp Stock Option Plan of 1992
            ----------------------------------------------

      Gentlemen:

      We have acted as counsel to Keystone Financial, Inc., a Pennsylvania corporation (the "Corporation"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 57,187 shares of Common Stock, par value $2.00 per share, of the Corporation (the
"Common Stock") which may be issued upon exercise of stock options (the "Options") granted by Financial Trust Corp. ("FTC") under its Stock Option Plan of 1992 (the "Plan") and assumed by the Corporation in connection with the merger of FTC into the Corporation. Either authorized but unissued or treasury shares of Common Stock may be issued upon the exercise of the Options. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Corporation and reissued under the Options will have been duly authorized, validly issued and fully paid at the time of their original issuance.

      In connection with this opinion, we have examined, among other things:

            (1) forms of resolutions adopted by the Board of Directors of the Corporation on March 26, 1998 authorizing the issuance of up to 57,187 shares of Common Stock upon exercise of the Options and reserving 57,187 shares of Common Stock for such purpose;

            (2) the Restated Articles of Incorporation and Bylaws of the Corp-oration, as amended to date; and

            (3) a copy of the Plan under which the Options were granted, together with the forms of the Notices of Grant of Stock Options evidencing the Options (collectively, the "Stock Option Documents").

      Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 56,070 shares of Common Stock being registered and which may be issued by the Corporation upon exercise of the Options have been duly authorized, and upon such exercise and such issuance in accordance with the provisions of the Stock Option Documents, such shares will be validly issued, fully paid and nonassessable.

Harrisburg, PA McLean, VA Newark, NJ New York, NY Philadelphia, PA Princeton, NJ Washington, DC



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REED SMITH SHAW & MCCLAY LLP



Keystone Financial, Inc.                                                    -2-

                               March 26, 1998


      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                     Yours truly,


                                     /s/ Reed Smith Shaw & McClay LLP


                                     REED SMITH SHAW & McCLAY LLP



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